Exhibit 10.2

Execution Version

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of February 9, 2021, is made by and among Forest Road Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Forest Road Acquisition Corp., a Delaware corporation (“Acquiror”), and The Beachbody Company Group, LLC, a Delaware limited liability company (the “Company”). Sponsor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 7,500,000 shares of Acquiror Common Stock and 5,333,333 Acquiror Warrants;

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”); and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will (a) vote in favor of approval of the Merger Agreement and the transactions contemplated thereby and (b) agree to waive any adjustment to the conversion ratio set forth in the Acquiror Organizational Documents with respect to the Acquiror Class B Common Stock related to the issuance of Acquiror Class A Common Stock pursuant to the PIPE Investment.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.03 (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

2. Registration Rights Agreement. At the Closing, the Sponsor and the Director Holders (as defined therein) shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, certain of the Company’s stockholders or their respective affiliates, as applicable, the Director Holders and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

3. Agreement to Vote. Sponsor hereby agrees that from the date hereof until the earlier of (a) the Closing, and (b) the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s Acquiror Class B Common Stock (together with any other Equity Securities of Acquiror that Sponsor holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Equity Securities”) (A) in favor of the Acquiror Stockholder Matters, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the Transactions), (C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of Acquiror or the Acquiror Board (other than in connection with the Required Transaction Proposals), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Acquiror Party under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror, (ii) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of November 24, 2020, by and among Acquiror, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein not to redeem any shares of Acquiror Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement).

4. Vesting.

(a) Sponsor agrees that, as of immediately prior to (but subject to) the Closing, all of the shares of Acquiror Class B Common Stock and the shares of Acquiror Class A Common Stock and Acquiror Common Stock issuable upon conversion of such Acquiror Class B Common Stock in connection with the Closing held by Sponsor as of immediately prior to the Closing (the “Sponsor Shares”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this Section 4.

(b) 50% of the unvested Sponsor Shares owned by Sponsor (and its Affiliates and Permitted Transferees) as of the Closing shall vest (and shall not be subject to forfeiture) at the Closing.

(c) Performance Vesting Shares. The remaining 50% of unvested Sponsor Shares owned by Sponsor (and its Affiliates and Permitted Transferees) at Closing will be subject to the following vesting thresholds:

(i) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees (as such term is defined in the Amended and Restated Registration Rights Agreement, dated as of the Closing Date, by and between the Company, Sponsor and the other parties thereto)) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event I (the “$12 Sponsor Shares”). If Triggering Event I does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(i) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(ii) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event II (the “$13 Sponsor Shares”). If Triggering Event II does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(ii) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(iii) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event III (the “$14 Sponsor Shares”). If Triggering Event III does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(iii) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(iv) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event IV (the “$15 Sponsor Shares”). If Triggering Event IV does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(iv) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(v) 10% of the unvested Sponsor Shares owned by Sponsor (or its Affiliates and Permitted Transferees) shall vest (and shall not be subject to forfeiture) upon the occurrence of Triggering Event V (the “$16 Sponsor Shares”). If Triggering Event V does not occur on or prior to the tenth anniversary of the Closing Date, the Sponsor Shares that were eligible to vest pursuant to this Section 4(c)(v) shall not vest, and shall be forfeited as provided in Section 4(c)(vi).

(vi) Any unvested Sponsor Shares that are forfeited pursuant to Section 4(c)(i) through Section 4(c)(v) shall be deemed transferred by the forfeiting holder to the Acquiror and shall be cancelled by Acquiror and cease to exist.

(d) In the event that there is a Company Sale after the Closing but on or prior to the tenth anniversary of the Closing Date that will result in the holders of Acquiror Common Stock receiving a Company Sale Price in excess of the applicable price per share attributable to any Triggering Event, then immediately prior to the consummation of the Company Sale, any such Triggering Event that has not previously occurred shall be and the related vesting conditions shall also be deemed to have occurred and the holders of such Sponsor Shares shall be eligible to participate in such Company Sale. For avoidance of doubt, assuming no prior Triggering Events have occurred, if the consideration in a Company Sale is cash: (i) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $12.00 per share of Acquiror Common Stock but is equal to or less than $13.00 per share of Acquiror Common Stock, the $12 Sponsor Shares shall be deemed to have fully vested (and the $13 Sponsor Shares, the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (ii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $13.00 per share of Acquiror Common Stock but is equal to or less than $14.00 per share of Acquiror Common Stock, the $12 Sponsor Shares and the $13 Sponsor Shares shall be deemed to have fully vested (and the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (iii) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $14.00 per share of Acquiror Common Stock but is equal to or less than $15.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares and the $14 Sponsor Shares shall be deemed to have fully vested (and the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); (iv) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $15.00 per share of Acquiror Common Stock but is equal to or less than $16.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares, the $14 Sponsor Shares and the $15 Sponsor Shares shall be deemed to have fully vested (and the $16 Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror); and (v) if the Company Sale Price for acquisition of the Acquiror Common Stock is greater than $16.00 per share of Acquiror Common Stock, the $12 Sponsor Shares, the $13 Sponsor Shares, the $14 Sponsor Shares, the $15 Sponsor Shares and the $16 Sponsor Shares shall be deemed to have vested; provided, however, that if the Company Sale Price for acquisition of the Acquiror Common Stock is equal to or less than $12.00 per share of Acquiror Common Stock, then no Sponsor Shares shall be deemed to have vested and all such Sponsor Shares shall be deemed forfeited and shall be cancelled by Acquiror. Notwithstanding anything to the contrary herein, (x) in the event of any merger, sale, consolidation, recapitalization, equity transfer, restructuring, reorganization or other similar business transaction that does not constitute a Company Sale, any remaining unvested Sponsor Shares shall not be forfeited, shall remain outstanding, and shall remain subject to the remaining applicable vesting triggering events set forth above in Section 4(c), and (y) if the consideration in a Company Sale is equity securities of the surviving company or one of its affiliates that are (or will be at the closing of such Company Sale) publicly traded, any remaining unvested Sponsor Shares (not otherwise vested pursuant to Section 4(c)) shall not be forfeited and instead shall be converted into such equity securities in accordance with Section 4(f) and shall remain subject to the remaining applicable vesting triggering events set forth herein.

(e) Subject to the limitations contemplated herein, the Sponsor shall have all of the rights of a stockholder of the Acquiror with respect to the Sponsor Shares, including the right to receive dividends and/or distributions made to the holders of Acquiror Common Stock and to voting rights generally granted to holders of Acquiror Common Stock; provided, however, that the unvested Sponsor Shares shall not entitle the holder thereof to consideration in connection with any sale or other transaction (other than pursuant to Section 4(d)) and may not otherwise be offered, sold, transferred, redeemed, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by Sponsor (other than to a Permitted Transferee), as the case may be, or be subject to execution, attachment or similar process, and shall bear a customary legend with respect to such transfer restrictions. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such unvested Sponsor Shares shall be null and void. Upon the vesting of any Sponsor Shares in accordance with the terms herein, the Company shall promptly cause the removal of any such legend upon request by the holder thereof.

(f) If, and as often as, there are any changes in the Acquiror or the Sponsor Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Acquiror, Acquiror’s successor or the surviving entity of such transaction and the Acquiror Warrants, each as so changed. Sponsor will promptly inform the Company of any elections made by Sponsor under Section 83(b) of the Code in connection with the Closing with respect to Sponsor Shares held by Sponsor.

(g) Notwithstanding the provisions of Section 4(d), the Sponsor or its Permitted Transferees may transfer unvested Sponsor Shares to any Permitted Transferee.

(h) For purposes of this Section 4:

(i) “Company Sale” means (which, for the avoidance of doubt, shall not include the Transactions): (x) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring Equity Securities that represent more than 50% of the total voting power of the then outstanding voting securities of Acquiror (or the equity interests of the surviving Person outstanding immediately after such transaction or transactions) or (y) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of Equity Securities representing more than 50% of the total voting power of the then outstanding voting securities of Acquiror immediately prior to such transaction (or series of related transactions).

(i) “Company Sale Price” means the price per share for Acquiror Common Stock in a Company Sale. If and to the extent the price paid per share includes any escrows, holdbacks, deferred purchase price, earnouts or other contingent consideration, the Acquiror Board shall determine the price paid per share of Acquiror Common Stock in such Company Sale in good faith, including the affirmative vote of the Director appointed by Sponsor pursuant to Section 7.05(a)(i) of the Merger Agreement if he is then on the Acquiror Board. If and to the extent the price is payable in whole or in part with consideration other than cash, the price for such non-cash consideration shall be determined as follows: (x) with respect to any securities: (A) the average of the closing prices of the sales of the securities on all securities exchanges on which the securities may at the time be listed averaged over a period of 21 days consisting of the day as of which such value is being determined and the 20 consecutive business days prior to such day or (B) if the information in (A) is not practically available, the value of each such security shall be equal to the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Acquiror Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant and (y) with respect to any other non-cash assets, the fair value thereof as of the date of valuation as determined by an independent, nationally recognized investment banking firm to be appointed with the mutual approval of Sponsor and the Acquiror Board on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant.

(ii) “Earn Out Period” means the date that is ten (10) years following the Closing Date.

(iii) “Triggering Event I” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(iv) “Triggering Event II” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $13.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(v) “Triggering Event III” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $14.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(vi) “Triggering Event IV” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(vii) “Triggering Event V” means the date, prior to the expiration of the Earn Out Period, on which the Acquiror Common Stock’s last sale price on the NYSE as reported by Bloomberg is greater than $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30)-trading day period commencing at least one hundred and eighty (180) days after the Closing Date.

(viii) If a triggering event threshold is met all other triggering events with a lower threshold shall be deemed satisfied as well. By way of example, if Triggering Event IV occurs, then Triggering Event I, Triggering Event II, and Triggering Event III shall also be deemed to have occurred and Triggering Event V shall not have occurred.

5. Waiver of Anti-dilution Protection. Sponsor hereby (a) irrevocably and unconditionally waives, subject to and conditioned upon, the occurrence of the Closing, to the fullest extent permitted by Law and the Acquiror Organizational Documents and (b) agrees not to assert or perfect any rights to adjustment or other anti-dilution protections with respect to the rate that the Acquiror Class B Common Stock held by it converts into Acquiror Class A Common Stock pursuant to Section 4.3(b) of Acquiror’s Certificate of Incorporation or any other adjustment or anti-dilution protections that arise in connection with the issuance of Acquiror Class A Common Stock pursuant to the PIPE Investment.

6. Representations and Warranties. Sponsor represents and warrants to Acquiror and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s shares of Acquiror Common Stock or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Schedule 5.07 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Except as set forth in the Acquiror’s final prospectus dated November 24, 2020 filed with the SEC, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Sponsor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 4 and 5 shall survive the termination of this Agreement pursuant to clause (a) of this Section 7, (iii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iv) Sections 11 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act will constitute or cause a breach of this Agreement and (B) “Fraud” means an act or omission by a Party, and requires: (I) a false or incorrect representation or warranty expressly set forth in this Agreement, (II) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (III) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (IV) another Party’s justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement is the cause of such Party entering into this Agreement, and (V) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 8, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10. Further Assurances. From time to time, at the Company’s request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

12. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

13. Jurisdiction; WAIVER OF JURY TRIAL. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14 shall be null and void, ab initio.

15. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If prior to the Closing, to Acquiror or Sponsor:

Forest Road Acquisition Corp.

1177 Avenue of the Americas, 5th Floor New York, NY 10036

Attention: Keith L. Horn

Telephone: (201) 988-1467

E-mail: khorn@loringcapitaladvisors.com

in each case, with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

2049 Century Park East, Suite 3700

Los Angeles, CA 90067

Attention: Monica J. Shilling, P.C.

Telephone: (310) 552-4355

Email: monica.shilling@kirkland.com

and

Kirkland & Ellis LLP

1601 Elm Street

Dallas, TX 75201

Attention: Michael Considine, P.C.

Telephone: (214) 972-1770

Email: mpconsidine@kirkland.com

If to the Company or, following the Closing, Acquiror or Sponsor:

The Beachbody Company Group, LLC

3301 Exposition Boulevard

Santa Monica, CA 90404

Attn: Jonathan Gelfand

E-mail: jgelfand@beachbody.com

with copies to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Justin Hamill, Steven Stokdyk

Email: justin.hamill@lw.com, steven.stokdyk@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

FOREST ROAD ACQUISITION SPONSOR LLC

By:	/s/ Zachary Tarica
Name: Zachary Tarica
Title: Authorized Signatory

FOREST ROAD ACQUISITION CORP.

By:	/s/ Keith L. Horn
Name: Keith L. Horn
Title: Chief Executive Officer

Signature Page to Sponsor Agreement

THE BEACHBODY COMPANY GROUP, LLC

By:	/s/ Carl Daikeler
Name: Carl Daikeler
Title: Chief Executive Officer

Signature Page to Sponsor Agreement